Exhibit 1.1

ARTICLES OF INCORPORATION - BYLAWS OF CORIMON, C.A.

Article 1.- The name of the Company is Corimon, C.A.

Article 2.- The Company is mainly engaged in purchasing and selling shares, conducting surveys, selecting, promoting and conducting capital investment projects in existing or new companies, both in the country and abroad, financing and monitoring the development of its subsidiaries by introducing new different services, as well as conducting commercial activities of any type, which according to the Board of Directors are suitable to the Company’s interests.

Article 3.- The Company is located in Caracas.

Article 4.- The first fiscal year began on December the thirty first (31st), 1949 and the Company has a life term that expires on June the ninth (9th), 2050.

Article 5.- The Company’s nominal capital amounts to ninety-seven thousand, nine hundred seventy-three million, three hundred twenty-two thousand, eight hundred bolivars (Bs 97,973,322,800.oo). The Company’s subscribed and paid-in capital stock amounts to seventy-five thousand, three hundred sixty-eight million, three hundred fifty-four thousand, eight hundred bolivars (Bs 75,368,354,800.oo), represented by seven hundred fifty-three million, six hundred eighty three thousand, five hundred forty-eight (753.683.548) common shares, with a par value of one hundred bolivars (Bs 100,oo) each.

REGARDING SHARES

Article 6.- Shares grant equal rights to their holders and each represents a vote at the Shareholders’ meeting. The Company only acknowledges shares and shareholders recorded in the Company’s Shareholders book.

Article 7.- If a share or a group of shares were to be owned by two or more individuals, only one of them will exercise its representation at Shareholders’ meetings.

Article 8.- Shares shall be represented by securities issued for that purpose. Securities of shares issued by the Company shall comply with all the provisions set forth in article 293 of the Code of Commerce and shall be signed by two (2) of the Company’s Directors or by persons authorized by the transfer agent, either in writing or through an automated or electronic security system.

REGARDING THE SHAREHOLDERS’ MEETINGS

Article 9.- Shareholders’ meetings shall be responsible of the overall management, the decisions of which shall be mandatory to shareholders, although they have not attended the Meetings. Shareholders may be represented at the Meetings by the their attorneys or by any other person, provided that they send a letter to the Chairman of the Board of Directors, indicating the person or persons that shall represent them.

Article 10.- Shareholders’ meetings shall be held in Caracas, with prior notice published in a newspaper of general circulation in the country, which shall also include the meeting’s agenda, at the latest fifteen (15) continuous days in advance.

This provision differs from US law, which generally requires notices of meetings to be delivered individually to all shareholders.

Article 11.- The Regular General Meeting shall be held annually between April the first (1st) and July the thirty-first (31st). Special Meetings may be held any time in response to the Company’s interests, at the discretion of the Board of Directors, or when requested by the number of shareholders stipulated in the Code of Commerce.

Article 12.- Shareholders’ meetings shall:

a) Approve or disallow the annual balance sheet and review the report of statutory auditors.

b) Elect all members of the Board of Directors.

c) Elect the Chairman and the Vice-Chairman of the Board of Directors.

d) Select the firm of independent accountants that shall issue an opinion on the Company’s annual financial statements.

e) Appoint the main statutory auditors and their alternates, and fix their professional fees.

f) Determine the method to cover likely losses, if any.

g) Analyze and solve any matter upon request.

Article 13.- A meeting shall be valid if at least sixty-five percent (65%) of the Company’s capital stock is represented. Decisions shall be valid if they are approved by at least the simple majority of all shares represented at the Meeting. This provision is also applicable to decisions referred to in article 280 of the Code of Commerce. In the event the first notice does not meet the required quorum, based on the provisions above, the Meeting shall be held on the third (3rd) following day, at the same place and time, with no further notice needed; if at that moment the Meeting still does not have the required quorum, a second notice shall be published as set forth in article 276 of the Code of Commerce. However, to be valid, all decisions related to the amendment of the Company’s articles of incorporation and bylaws have to be approved by at least sixty-five percent (65%) of the Company’s capital stock, yet if the first or second notice has not congregated the minimum required quorum to consider the Meeting as valid.

The foregoing provisions differ from US law to the extent they impose supermajority quorum and voting requirements. US law generally requires the presence of only a majority of the shares at a meeting to establish a quorum, and requires only a majority of the shares to approve amendments to the certificate of incorporation.

Article 14.- Minutes of the Shareholders’ meetings shall include the names of all the attendants along with the number of shares that they represent, as well as decisions and measures adopted in each meeting, and shall be signed by all the attendants once recorded in the Book of minutes of the Shareholders’ meetings.

Article 15.- The Company’s management and administration shall be vested in its Board of Directors, which shall comprise eleven (11) main directors and four (4) alternates.

Directors shall be elected and dismissed at the Shareholders’ meetings with the affirmative vote of at least fifty-five percent (55%) of the capital stock shares, as follows:

Four (4) main directors and two (2) alternates shall be elected for a period of three years; four (4) main directors and one (1) alternate shall be elected for a period of two years; and three (3) main directors and one (1) alternate shall be elected for a period of one years.

The foregoing provisions differ from US law to the extent they require a supermajority vote to elect directors. US law generally provides that directors may be elected by a plurality of the votes present at a meeting.

Article 16.- The Board of Directors shall be convened by its Chairman and shall hold a meeting at least once a month or upon request from at least two (2) of its members. To be valid, all decisions of the Board of Directors shall have a quorum of six (6) directors. Each director has right to one (1) vote. To be valid, all decisions shall be approved by the simple majority of the votes of directors in attendance; however, there shall be at least six (6) affirmative votes.

Article 17.- The Board of Directors is the administrative body of the Company and is empowered to conduct any activities provided for in this document, as well as any other activities not inherently related to other entities or officers of the Company, the purposes of which shall be complying with the Company’s main business objective. The Board of Directors shall:

a) Outline and modify the Company’s business mission and strategy.

b) Monitor the course of the Company’s businesses, thereby being entitled to conduct any type of activity related to management, administration or disposal of the Company assets.

c) Authorize the Executive Chairman to enter into documents and protocols referred to in article 21 of these bylaws.

d) Call the Shareholders’ meetings and settle the matters to be discussed.

e) Present financial statements and accounts and reports to the Shareholders’ meetings at its discretion.

f) Elect the Executive Chairman.

g) Appoint the Legal Representative and the Secretary, as well as their alternates, if any.

h) Incorporate mercantile elements and appoint general or company attorneys by empowering them to conduct any activity and revoke all powers granted on the Company’s behalf.

i) Appoint and authorize certain officers to sign transfers on the Shareholders’ Book; appoint and dismiss the transfer agent, if appropriate.

j) Set out and amend internal standards to regulate the Company’s structure and functioning by segregating duties at its discretion.

k) Define the investment policy, budgets of investments in fixed assets and expense-related budgets.

l) Authorize, pursuant to the investment policy, the acquisition, the transferring or mortgage on personal property and real property that due to their nature may affect the proper and normal course of the Company’s business.

m) Authorize, in accordance with the investment policy, new investments in shares and authorize subscription or acquisition, by any means, of shares and liabilities from other corporations or any related participation.

n) Authorize management and/or sale of shares on portfolio.

o) Coordinate and promote the settlement of long-term objectives for the Company.

p) Establish a meal provision for the meetings of the Board of Directors or any created advisory committees.

q) Comply with and enforce compliance with the decisions taken at the Shareholders’ meetings.

Article 18.- Each director shall exercise his functions up to substitution and shall deposit or have a share (1) deposited in the Company’s cash fund, for the purposes set forth in the Code of Commerce.

The elected alternate of the absent director shall serve the partial absence of any main director. In the event of total absence or lack of an alternate, the Board of Directors shall decide if the alternate director shall attend the Meeting.

This provision differs from US law, under which directors generally are not required to own any shares as a condition of holding office.

Article 19.- All members of the Board of Directors shall have the right to receive an annual Company stake equivalent to two and a half percent (2.5%) of liquid profits collected each fiscal year, after determining the provision for income tax, in addition to diets. This Company stake shall be distributed in cash or shares of the Company at the discretion of the Board of Directors.

This provision differs from US law, which generally does not provide for directors to receive any economic interest in a company’s profits.

REGARDING THE CHAIRMAN AND VICE-CHAIRMAN OF
THE BOARD OF DIRECTORS

Article 20.- The Company’s Board of Directors shall have a Chairman and a Vice-Chairman whose term in office shall be three (3) years, and shall be elected from the directors of the Shareholders’ meetings, with the affirmative vote of at least sixty-five percent (65%) of the Company’s capital stock.

The Chairman of the Board of Directors shall:

1) Preside the meeting and convene and preside the Board of Directors’ meetings;

2) Supervise and represent all the Company’s businesses;

3) Monitor compliance with the decisions taken by the Board of Directors;

4) Serve the total or partial absences of the Vice-Chairman of the Board of Directors until the Meeting elects a surrogate, in the event of total absence;

5) Conduct any other activity requested by the Shareholders’ meeting or the Board of Directors.

The Vice-Chairman of the Board of Directors shall:

1) Preside the meeting and convene and preside the Board of Directors’ meetings in case of total or partial absences of the Chairman of the Board of Directors;

2) Supervise all the Company’s businesses;

3) Monitor compliance with the decisions taken by the Board of Directors;

4) Serve the total or partial absences of the Chairman of the Board of Directors until the Meeting elects a surrogate, in the event of total absence;

5) Conduct any other activity requested by the Shareholders’ meeting or the Board of Directors.

First paragraph: In the event of definitive and total absence of either the Chairman or Vice-Chairman of the Board of Directors, the remaining member shall assume the functions of the absent member, including the power set forth in the second paragraph of this article, until the Shareholders’ meeting elects a surrogate.

Second paragraph: The Chairman and the Vice-Chairman of the Board of Directors, by acting jointly, shall have the right to object to decisions taken by the Board of Directors.

Article 21.- The Company shall have an Executive Chairman elected by the Board of Directors, who shall be in office three (3) years and shall:

a) Sign documents and protocols related to the normal and ordinary management of the Company’s businesses. If documents or protocols related to all type of guarantees or businesses exceed the normal and ordinary management, the Executive Chairman shall request authorization from the Board of Directors.

b) Manage the Company’s operations, including appointment and payment of professional fees, and coordinate operations with subsidiaries, affiliates or associated companies.

c) Conduct any activity needed, on behalf of the Company’s interests, for management and administration of businesses, including the segregation of its duties.

d) Conduct any other activity set forth by these bylaws, the Shareholders’ meetings or the Board of Directors.

Both the Chairman of the Board of Directors and the Executive Chairman may be represented by a single person. This provision is also applicable to the Vice-Chairman of the Board of Directors.

REGARDING THE LEGAL REPRESENTATIVE

Article 22.- The Company shall have a Legal Representative, who may have an alternate. The Legal Representative and his alternate, if any, shall be elected by the Board of Directors and shall be in office until they resign or are dismissed.

The Legal Representative shall represent the Company with no restrictions under any circumstances and shall be the only officer who may legally accept subpoena or notice on behalf of the Company. He shall be entitled to file and reply lawsuits, make sworn statements, execute trials involving all procedures, instances and appeals, both regular and special, compromise, receive money and grant the related settlements, place bids in auctions, thereby being authorized to grant powers to attorneys to represent the Company, thereby keeping the right to exercise such powers. To compromise, agree upon, wave and engage before civil or legal arbitrators the Legal representative shall request prior approval from the Board of Directors.

The Legal Representative and his alternate shall be in charge of their functions once the Mercantile Registry is duly notified and their powers shall be revoked upon repealing and when the related notice is issued.

REGARDING SECRETARY

Article 23.- The Company shall have a Secretary, who may have an alternate. Both the Secretary and his alternate, if any, shall be elected by the Board of Directors and shall be in office until they resign or are dismissed. The Secretary shall:

a) Attend the Shareholders’ meetings and meetings of the Board of Directors and prepare the related minutes, thereby being able to certify and authenticate such minutes of meetings.

a)              Ensure the Books of Minutes of the Company are properly kept.

REGARDING THE STATUTORY AUDITOR

Article 24.- The Company shall have two (2) main statutory auditors and their alternates, who shall be in office for a year. They may be reelected and shall exercise the functions stipulated in the Code of Commerce. The secondary statutory auditor shall serve for the absence of the main statutory auditors.

FINAL PROVISIONS

Article 25.- The Company’s fiscal year begins on December the first (1st) and ends on November the thirtieth (30th) of the next year. At year-end the Company shall prepare an inventory, a statement of profit and loss and an annual balance sheet, in conformity with the Code of Commerce and the generally accepted accounting principles, which shall be consistently applied.

Article 26.- At least a five percent (5%)  portion of the Company’s liquid profits shall be set aside every year at the Regular General Meeting for creating a reserve fund aimed at covering losses reported in the financial statements, and at complying with the company liabilities. This reserve fund shall be accumulated until it reaches ten percent (10%) of the capital stock.

SHORT-TERM DISPOSITION

Article 27: Without prejudice to that stipulated in the previous articles, the Shareholders’ meetings responsible for approving this amendment to the Company’s articles of incorporation and bylaws shall elect solely once the members of the Board of Directors as follows: four (4) main directors and two (2) alternate directors, who shall be in office for three (3) years; four (4) main directors and one (1) alternate director, who shall be in office for two (2) years and, three (3) main directors and one (1) alternate director, who shall be in office for one (1)year.